EXHIBIT 21.1


                          OMNIVISION TECHNOLOGIES, INC.

                    Subsidiaries of OmniVision Technology, Inc.

                                (All 100% Owned)


     Registrant's significant consolidated subsidiaries and the state or jurisdiction of organization of each subsidiary are show below:


          Name of Subsidiary                    Jurisdiction of Incorporation
---------------------------------------        -----------------------------
Hua Wei Technology International, Ltd.         Cayman Islands
(formerly OmniVision Technology
 International, Ltd.)

Hua Wei Semiconductor (Shanghai) Co., Ltd.     Shanghai, China
(formerly Hao Wei Electronics (Shanghai)
 Co., Ltd.)